                                                                      Exhibit 99

                             UNITED NATIONAL BANCORP

                STATEMENT OF NET ASSETS ACQUIRED (AT FAIR VALUE)

                                 August 21, 2002
                              (Dollars in millions)

ASSETS:
Cash and due from banks ..............................................   $ 15.8
Short-term investments ...............................................     93.7
Securities ...........................................................    188.3
Loans ................................................................    413.8
Allowance for loan losses ............................................     (6.1)
                                                                         ------
   Net loans .........................................................    407.7
Goodwill and other intangible assets .................................     94.3
Premises and equipment, net ..........................................      7.5
Other assets .........................................................     19.6
                                                                         ------
   Total assets ......................................................   $826.9
                                                                         ======

LIABILITIES:
Demand deposits ......................................................   $ 73.8
Savings deposits .....................................................    273.8
Time deposits ........................................................    268.7
                                                                         ------
   Total deposits ....................................................    616.3
Short-term borrowings ................................................     33.0
Other borrowings .....................................................     17.1
Other liabilities ....................................................     12.9
                                                                         ------
   Total liabilities .................................................    679.3
   Net assets acquired ...............................................   $147.6
                                                                         ======

      See Accompanying Notes to the Unaudited Pro Forma Condensed Combined
                             Financial Statements.

                             UNITED NATIONAL BANCORP
                    NOTES TO STATEMENT OF NET ASSETS ACQUIRED

NOTE 1: BUSINESS COMBINATION

     On August 21, 2002, Vista Bancorp, Inc. ("Vista") was merged with and into United National Bancorp ("United") with United being the surviving corporation (the "Merger") in a transaction accounted for under the purchase method of accounting. Under the terms of the Merger, United acquired all 5,350,637 outstanding shares of Vista in exchange for approximately 4,695,184 shares of United common stock (representing 75% of 1.17 times the number of Vista common shares outstanding as of August 21, 2002) at the five-day average closing price per share of United Common Stock, which includes two business days before and after November 20, 2001, the day on which United and Vista announced the Merger. The five-day average market price per share of United Common Stock was $23.36. The Merger also calls for the payment of approximately $37,943,095 in cash (representing $7.09 times the number of Vista common shares outstanding as of August 21, 2002 plus cash paid in lieu on any fractional share of United that would otherwise be issued). Vista's stock options of 15,916 were exchanged for United options (representing an exchange ratio of 1.219 times the number of Vista options outstanding as of August 21, 2002) and the exercise price was adjusted accordingly.

     United and Vista entered into this merger to enhance stockholder value by building a community banking company able to provide more products and services for its customers, more investment opportunities for clients and added capital to deploy in the future. The merger enhances the combined company's range of products and services and increases the distribution channels available to customers. The acquisition of Vista has strengthened United's market share position in the western New Jersey marketplace and has provided an entry into Pennsylvania.

     Under the purchase method of accounting, the assets and liabilities of Vista were recorded at their respective fair values as of the merger date. Each of the purchase accounting adjustments represents fair values assigned to the assets and liabilities of Vista. Based on the ending Vista tangible equity of $59.8 million, an aggregate purchase price of $147.6 million and net purchase accounting adjustments amounting to $6.6 million, the merger resulted in total intangible assets of $94.3 million. Of the total intangible assets, $14.8 million was allocated to core deposit premiums, based on a deposit intangible valuation study, and the remaining amount of $79.5 million to goodwill.

     The goodwill recorded in connection with the merger is not subject to amortization and none is deductible for tax purposes. The core deposit intangible is being amortized over its estimated economic life (10 years) using a straight-line method.

     United is in the process of allocating the goodwill and core deposit intangible to reportable segments, which include Retail Banking, Commercial Banking, Investments, Trust and Investment Services, and All Other.

NOTE 2: PURCHASE PRICE AND GOODWILL

     The computation of the purchase price, the allocation of the purchase price to net assets of Vista based on their respective fair values as of August 21, 2002, and the resulting amount of goodwill are presented below.

Common shares outstanding of Vista on June 30, 2002 (in thousands) ....................    5,350.6
Percentage to be exchanged for United Common Stock ....................................         75%
                                                                                          --------
Vista common shares to be exchanged for United Common Stock (in thousands) ............    4,013.0
Exchange ratio ........................................................................       1.17
                                                                                          --------
      United Common Stock to be issued (in thousands) .................................    4,695.2
Market price per share of United Common Stock .........................................   $  23.36
                                                                                          --------
      Total market value of United Common Stock to be issued (in millions) ............   $  109.7
                                                                                          ========

Common shares outstanding of Vista on June 30, 2002 (in thousands) ....................    5,350.6
Percentage to be exchanged for cash ...................................................         25%
                                                                                          --------
      Vista common shares to be exchanged for cash (in thousands) .....................    1,337.7
Cash price per share of Vista Common Stock ............................................   $  28.36
                                                                                          --------
      Total cash to be distributed to Vista shareholders (in millions) ................   $   37.9
                                                                                          ========
Total purchase price of Vista (in millions) ...........................................   $  147.6
                                                                                          ========

(In millions)
Total purchase price of Vista .........................................................   $  147.6
Total common stockholder's equity of Vista ............................................      (59.8)
                                                                                          --------
      Excess of purchase price over carrying value of assets acquired .................       87.8
Purchase accounting adjustments related to assets and liabilities acquired:
      Borrowings* .....................................................................        0.5
      Benefit plans* ..................................................................        1.2
      Other liabilities (transaction costs incurred in connection with the Merger)* ...        2.2
      Investment securities* ..........................................................       (3.5)
      Core deposit intangible* ........................................................       (8.7)
                                                                                          --------
Goodwill ..............................................................................   $   79.5
                                                                                          ========

*    Net of applicable income tax effects.

NOTE 3: UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS)

     The unaudited pro forma consolidated condensed statements of income presented below as of and for the three months and nine months ended September 30, 2002 and 2001, and for the year ended December 31, 2001 should be read in conjunction with Note 1 and Note 2 presented herein. The unaudited pro forma information presented in the pro forma consolidated condensed statements of income is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the Merger been completed at the beginning of the applicable periods presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company.

     The combined company expects to achieve certain merger benefits in the form of operating expense reductions and revenue enhancements. The unaudited pro forma condensed combined statement of income does not reflect potential operating expense reductions or revenue enhancements that are expected to result from the Merger, and therefore may not be indicative of the results of future operations. No assurance can be given with respect to the ultimate level of operating expense reductions or revenue enhancements.

     The pro forma purchase accounting adjustments related to securities and borrowings are being amortized or accreted into income using methods that approximate a level yield over their respective estimated lives. The fair value of loans, deposits and stock options of Vista as compared to their carrying values was not significant to the pro forma amounts presented and therefore, have been omitted from the pro forma condensed combined financial statements. The core deposit intangible is being amortized and included as a charge to non-interest expense over its estimated economic life (10 years) using the straight-line method.

                             United National Bancorp
          UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                        (In Thousands, Except Share Data)

                                                                 Three Months Ended September 30, 2002
                                                          ---------------------------------------------------
                                                            United
                                                           National       Vista        Pro Forma    Pro Forma
                                                          Bancorp (a)   Bancorp (b)   Adjustments   Combined
                                                          -----------   -----------   -----------   ---------
Interest Income                                             $33,625       $ 5,969       $  (675)     $38,919
Interest Expense                                             13,192         2,145           545       15,882
-------------------------------------------------------------------------------------------------------------
Net Interest Income                                          20,433         3,824        (1,220)      23,037
Provision for Loan Losses                                     1,000           502                      1,502
-------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan Losses          19,433         3,322        (1,220)      21,535
-------------------------------------------------------------------------------------------------------------
Non-Interest Income                                           5,324         1,121                      6,445
Non-Interest Expense                                         17,179         6,674           370       24,223
-------------------------------------------------------------------------------------------------------------
Income (Loss) Before Provision (Benefit) for Income
   Taxes                                                      7,578        (2,231)       (1,590)       3,757
Provision (Benefit) for Income Taxes                          1,806          (502)         (649)         655
-------------------------------------------------------------------------------------------------------------
NET INCOME (Loss)                                           $ 5,772       $(1,729)      $  (941)     $ 3,102
=============================================================================================================
NET INCOME PER COMMON SHARE:
   Basic                                                    $  0.35       $ (0.57)      $            $  0.16
=============================================================================================================
   Diluted                                                  $  0.34       $ (0.57)      $            $  0.16
=============================================================================================================
Weighted Average Shares Outstanding:
   Basic                                                     16,665         3,024         2,654       19,319
=============================================================================================================
   Diluted                                                   16,786         3,024         2,654       19,440
=============================================================================================================

                                                                 Three Months Ended September 30, 2001
                                                          ---------------------------------------------------
                                                            United
                                                           National       Vista        Pro Forma    Pro Forma
                                                          Bancorp (c)   Bancorp (d)   Adjustments   Combined
                                                          -----------   -----------   -----------   ---------
Interest Income                                             $33,616       $11,997       $  (675)     $44,938
Interest Expense                                             15,252         5,246           545       21,043
-------------------------------------------------------------------------------------------------------------
Net Interest Income                                          18,364         6,751        (1,220)      23,895
Provision for Loan Losses                                       721           225                        946
-------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan Losses          17,643         6,526        (1,220)      22,949
-------------------------------------------------------------------------------------------------------------
Non-Interest Income                                           5,738         1,453                      7,191
Non-Interest Expense                                         13,923         4,832           370       19,125
-------------------------------------------------------------------------------------------------------------
Income (Loss) Before Provision (Benefit) for Income
   Taxes                                                      9,458         3,147        (1,590)      11,015
Provision (Benefit) for Income Taxes                          2,758           952          (649)       3,061
-------------------------------------------------------------------------------------------------------------
NET INCOME (Loss)                                           $ 6,700       $ 2,195       $  (941)     $ 7,954
=============================================================================================================
NET INCOME PER COMMON SHARE:
   Basic                                                    $  0.44       $  0.41       $            $  0.40
=============================================================================================================
   Diluted                                                  $  0.44       $  0.41       $            $  0.40
=============================================================================================================
Weighted Average Shares Outstanding:
   Basic                                                     15,075         5,302         4,653       19,728
=============================================================================================================
   Diluted                                                   15,241         5,302         4,653       19,894
=============================================================================================================

See accompanying Notes to Statement of Net Assets Acquired.

(a) Includes United for the three months ended September 30, 2002 and Vista for the period August 22, 2002 through September 30, 2002.

(b)  Includes Vista for the period July 1, 2002 through August 21, 2002.

(c)  Includes United for the three months ended September 30, 2001.

(d)  Includes Vista for the three months ended September 31, 2001.

                             United National Bancorp
          UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                        (In Thousands, Except Share Data)

                                                                  Nine Months Ended September 30, 2002
                                                          ---------------------------------------------------
                                                            United
                                                           National        Vista       Pro Forma    Pro Forma
                                                          Bancorp (a)   Bancorp (b)   Adjustments   Combined
                                                          -----------   -----------   -----------   ---------
Interest Income                                             $93,145       $27,821       $(2,025)     $118,941
Interest Expense                                             36,844         9,747         1,635        48,226
-------------------------------------------------------------------------------------------------------------
Net Interest Income                                          56,301        18,074        (3,660)       70,715
Provision for Loan Losses                                     9,950           237                      10,187
-------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan Losses          46,351        17,837        (3,660)       60,528
-------------------------------------------------------------------------------------------------------------
Non-Interest Income                                          17,000         4,375                      21,375
Non-Interest Expense                                         47,499        15,709         1,110        64,318
-------------------------------------------------------------------------------------------------------------
Income (Loss) Before Provision (Benefit) for Income
   Taxes                                                     15,852         6,503        (4,770)       17,585
Provision (Benefit) for Income Taxes                          2,983         2,128        (1,947)        3,164
-------------------------------------------------------------------------------------------------------------
NET INCOME                                                  $12,869       $ 4,375       $(2,823)     $ 14,421
=============================================================================================================
NET INCOME PER COMMON SHARE:
   Basic                                                    $  0.84       $  0.96       $            $   0.75
=============================================================================================================
   Diluted                                                  $  0.83       $  0.96       $            $   0.74
=============================================================================================================
Weighted Average Shares Outstanding:
   Basic                                                     15,343         4,565         4,006        19,349
=============================================================================================================
   Diluted                                                   15,476         4,565         4,006        19,482
=============================================================================================================

                                                                  Nine Months Ended September 30, 2001
                                                          ---------------------------------------------------
                                                            United
                                                           National        Vista       Pro Forma    Pro Forma
                                                          Bancorp (c)   Bancorp (d)   Adjustments   Combined
                                                          -----------   -----------   -----------   ---------
Interest Income                                             $106,149      $37,144       $(2,025)     $141,268
Interest Expense                                              52,779       17,458         1,635        71,872
-------------------------------------------------------------------------------------------------------------
Net Interest Income                                           53,370       19,686        (3,660)       69,396
Provision for Loan Losses                                      2,083          675                       2,758
-------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan Losses           51,287       19,011        (3,660)       66,638
-------------------------------------------------------------------------------------------------------------
Non-Interest Income                                           17,782        3,788                      21,570
Non-Interest Expense                                          43,524       14,397         1,110        59,031
-------------------------------------------------------------------------------------------------------------
Income (Loss) Before Provision (Benefit) for Income
   Taxes                                                      25,545        8,402        (4,770)       29,177
Provision (Benefit) for Income Taxes                           7,064        2,462        (1,947)        7,579
-------------------------------------------------------------------------------------------------------------
NET INCOME                                                  $ 18,481      $ 5,940       $(2,823)     $ 21,598
=============================================================================================================
NET INCOME PER COMMON SHARE:
   Basic                                                    $   1.22      $  1.11       $            $   1.09
=============================================================================================================
   Diluted                                                  $   1.22      $  1.11       $            $   1.09
=============================================================================================================
Weighted Average Shares Outstanding:
   Basic                                                      15,087        5,332         4,679        19,766
=============================================================================================================
   Diluted                                                    15,214        5,332         4,679        19,893
=============================================================================================================

See accompanying Notes to Statement of Net Assets Acquired.

(a) Includes United for the nine months ended September 30, 2002 and Vista for the period August 22, 2002 through September 30, 2002.

(b)  Includes Vista for the period January 1, 2002 through August 21, 2002.

(c)  Includes United for the nine months ended September 30, 2001.

(d)  Includes Vista for the nine months ended September 30, 2001.

                             United National Bancorp
          UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                        (In Thousands, Except Share Data)

                                                                      Year Ended December 31, 2001
                                                          ---------------------------------------------------
                                                            United
                                                           National        Vista       Pro Forma    Pro Forma
                                                          Bancorp (a)   Bancorp (b)   Adjustments   Combined
                                                          -----------   -----------   -----------   ---------
Interest Income                                             $137,311      $48,812       $(2,700)     $183,423
Interest Expense                                              65,075       22,154         2,180        89,409
-------------------------------------------------------------------------------------------------------------
Net Interest Income                                           72,236       26,658        (4,880)       94,014
Provision for Loan Losses                                      2,761          900                       3,661
-------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan Losses           69,475       25,758        (4,880)       90,353
-------------------------------------------------------------------------------------------------------------
Non-Interest Income                                           22,657        5,229                      27,886
Non-Interest Expense                                          57,574       19,337         1,480        78,391
-------------------------------------------------------------------------------------------------------------
Income (Loss) Before Provision (Benefit) for Income
   Taxes                                                      34,558       11,650        (6,360)       39,848
Provision (Benefit) for Income Taxes                           9,604        3,473        (2,596)       10,481
-------------------------------------------------------------------------------------------------------------

NET INCOME                                                  $ 24,954      $ 8,177       $(3,764)     $ 29,367
=============================================================================================================
NET INCOME PER COMMON SHARE:
   Basic                                                    $   1.65      $  1.53       $            $   1.49
=============================================================================================================
   Diluted                                                  $   1.64      $  1.53       $            $   1.48
=============================================================================================================
Weighted Average Shares Outstanding:
   Basic                                                      15,047        5,327         4,674        19,721
=============================================================================================================
   Diluted                                                    15,183        5,335         4,681        19,864
=============================================================================================================

See accompanying Notes to Statement of Net Assets Acquired.

(a)  Includes United for the twelve months ended December 31, 2001.

(b)  Includes Vista for the twelve months ended December 31, 2001.